                                 Exhibit 10.3

              Software Development License between the Company and Sideware International SRL effective August 27, 1999

                            SOFTWARE DEVELOPMENT LICENSE

DATED for reference the 27th day of August, 1999.

BETWEEN:

          SIDEWARE SYSTEMS INC., a company with an office at #102 - 930 West 1st Street, North Vancouver, B.C., Canada V7P 3N4

                                                             OF THE FIRST PART;

          (herein called "Sideware")

AND:

          SIDEWARE INTERNATIONAL SRL, with its head office and place of business at 2nd Street, Holetown, St. James, Barbados, West Indies

                                                            OF THE SECOND PART;

          (herein called "Developer")

RECITALS

A. Sideware has developed and is the owner of the Dr. Bean Version 2.0 Software described in Schedule "A".

B. Sideware has agreed to grant the Developer, subject to the terms of this agreement, a license to use such Software to develop Derivative Products and to market, distribute and sell such Derivative Products.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein the parties record their agreement as follows:

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                                      -2-

1.0  DEFINITIONS

1.1  DEFINED TERMS - In this agreement:

     (a) "Authorized Employee" means an employee or a contractor of Developer who requires access to the Software and Source Code solely for the purpose of developing the Derivative Products;

     (b) "Derivative Products" means the products developed by the Developer using the Software in which all or part of the Software may be incorporated;

     (c)  "Developer" means Sideware International SRL;

     (d) "End User" means a third party who purchases a copy of the Derivative Products from the Developer or the Developer's distributor for its own internal use pursuant to the Sub-license Agreement referred to in section 3;

     (e)  "Default" has the meaning provided in section 8;

     (f)  "Sideware" means Sideware Systems Inc.

     (g) "Software" means the machine readable object code for the computer programs listed in Schedule "A";

     (h) "Source Code" means the human readable or source code version of the Software developed by Sideware.

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                                      -3-

1.2  CONSTRUCTION - In this agreement, except as otherwise expressly provided:

     (a) the headings and captions will be considered as provided for convenience only and not as forming a part of this agreement and will not be used to interpret, define, or limit the scope, extent or intent of this agreement or any of its provisions;

     (b) all dollar amounts and payments referred to in this agreement are in United States of America currency unless specifically indicated otherwise;

     (c) a reference to "approval", "authorization", "consent", "designation" or "notice" means written approval, written authorization, written consent, written designation or written notice unless specifically indicated otherwise; and

     (d) a reference in this agreement to a particular section is a reference to such numbered section of this agreement.

2.0  GRANT OF LICENSE

2.1 GRANT OF LICENSE - Subject to the terms and conditions of this agreement, Sideware grants to Developer a non-exclusive fully-paid license to use the Software for the purpose of developing Derivative Products and marketing, distributing and selling the Derivative Products to End Users located anywhere in the world outside of Canada.

2.2 DELIVERY OF SOFTWARE AND UTILIZATION - Upon signing of this agreement Sideware will deliver to Developer the Software and the Source Code.
     Except as expressly permitted by this agreement, at no time, whether during or after the term of this agreement, shall Developer utilize the Software and Source Code except in accordance with section 2.1. Without limiting the foregoing, Developer shall refrain from taking any action such as reverse assembly or reverse compilation, to derive a source code equivalent of the Software programs.

2.3 USE OF SOFTWARE MATERIALS - Developer may copy the Software and the Source Code materials that are provided by Sideware pursuant to section 2.2 solely for the following purposes:

     (a)  to understand the contents of the Software materials;

     (b)  for backup purposes; and

     (c)  for archive purposes.

     In making any copies of the Software, Developer shall preserve and reproduce all copyright, trademark or proprietary legends on any copy or copies of any Software materials or any portion thereof.

2.4 NON-DISCLOSURE - Developer shall not make available, provide or otherwise allow or permit the provision, directly or indirectly, of the Source Code for the Software or any copy thereof, in any form, representation or medium, including but not limited to, electronic or optical storage thereof, to any third party.

2.5 AUTHORIZED EMPLOYEES - Prior to any Authorized Employee of Developer having access to the Software and Source Code provided by Sideware, Developer shall inform such Authorized Employee of its obligations under this agreement with respect to the Source Code and Software, place the name of such Authorized Employee on the Authorized Employee list and provide such list of Authorized Employees to Sideware. The procedures in this section shall be undertaken for every Authorized Employee, prior to such newly Authorized Employee having access to the Software.

2.6 Developer agrees that only those Authorized Employees who have signed an agreement agreeing to transfer and confer onto the Developer all proprietary information and copyrights they may generate in performance of their duties and agreeing to maintain the

     Source Code confidential shall have access to the Software and Source Code. Developer shall provide copies of such agreements to Sideware.

3.0  DERIVATIVE PRODUCTS

3.1 RIGHT TO SUB-LICENSE - Subject to the terms and conditions of this agreement, Developer or its distributors may sell copies of the Derivative Products to End Users only if the End Users enter into a non-exclusive, non-transferable sub-license agreement to use the Derivative Products. Developer agrees to use the sub-license agreement provided by Sideware from time to time, including any amendments or modifications thereof (the "Sub-license Agreement").

3.2 APPOINTMENT OF DISTRIBUTORS - Subject to the terms and conditions of this agreement, Developer may enter into reseller agreements with resellers of software for the purpose of distributing, marketing and selling the Derivative Products, provided such resellers agree to perform Developer's obligations in this agreement that relate to the distribution, marketing, sale, installation, integration and support of the Derivative Products. Developer agrees to use the reseller agreement provided by Sideware from time to time, including any amendments or modifications thereof (the "Reseller Agreement").

3.3 RIGHT TO COPY - Except as otherwise provided in this agreement, Developer is authorized to copy all or portions of the Software for distribution to End Users within the Derivative Products and to copy, modify and/or incorporate into the documentation for the Derivative Products, portions of the printed documentation provided by Sideware in connection with the Software. Developer shall preserve and reproduce Sideware's copyright, trademark and proprietary rights notices on any such permitted copies.

3.4 DEMONSTRATION COPIES - Developer and the Developer's resellers may use copies of Derivative Products for demonstration purposes for which no royalty fees shall be due to Sideware.

3.5 DISTRIBUTION AND SALES - Developer will use its best efforts to distribute and sell the Derivative Products. From time to time as requested by Sideware, Developer will meet with Sideware for review and consultation regarding Developer's marketing plans and activities. For the purposes of such review, Developer will make available to Sideware such information concerning Developer's marketing plans and activities as Sideware may reasonably request.

3.6 MARKETING STANDARDS - Developer agrees to conduct its marketing and sales of Derivative Products in a manner that reflects favourably on the Derivative Products and on the reputation and good will of Sideware and its affiliates.

4.0  ROYALTY FEE

4.1 ROYALTY FEE - For each copy of a Derivative Product sold by Developer pursuant to a Sub-license Agreement or Reseller Agreement, Developer shall pay Sideware the royalty fee set forth in Schedule "B" hereto according to the payment terms therein. Developer shall maintain an accurate list of End Users, which shall consist of, for each End User an identification number assigned by Developer, the Derivative Products licensed, and the location of their use. Under no circumstances shall Sideware have access to Developer's End User list. Developer shall also maintain records of Derivative Product inventory held by resellers. Within thirty (30) days of the end of each calendar quarter, Developer shall complete and submit to Sideware the report detailing the number of copies of Derivative Products distributed directly to End Users and the number distributed to resellers during the previous calendar quarter, amount billed customers less discounts, returns, and reportable sales (in the form attached hereto as Schedule "C") and remit to Sideware all royalty fees due.

4.2 AUDIT RIGHTS - Sideware shall have the right to direct an independent audit firm of international standing to conduct, during normal business hours, an audit of the appropriate records of Developer with respect to the sale and distribution of the Derivative Products and verify statements made by Developer to Sideware with respect to royalty fees due. Such audit shall be at Sideware's expense unless the adjustment to royalty fees due is greater than 5% of fees due for the period audited, in which case Developer shall pay for all expenses associated with the audit and all adjustments and royalty fees due.

5.0  INSTALLATION AND INTEGRATION

5.1 Developer shall be responsible for providing installation and integration of all Derivative Products the Developer sells directly to End Users. The Developer shall require that its distributors provide installation and integration services for the Derivative Products they sell to End Users.

6.0  SUPPORT AND MAINTENANCE

6.1 SUPPORT - Developer will either directly, or indirectly through its distributors, provide telephone and internet support systems to fulfill the maintenance obligations under the Sub-license Agreement.

7.0  COPYING AND TITLE

7.1 PRINTED MATERIALS - Developer may copy in whole or in part any Software documentation, training materials, or user guides which are provided by Sideware in printed form. Such copies shall be governed by the terms and conditions of this agreement.

7.2 SOFTWARE COPIES - Sideware retains ownership of the original and any copies of the Software, in whole or in part and however modified, which are made by Developer, except that Developer shall have and hold ownership of that part of the Derivative Products developed by the Developer and Sideware has and shall have no rights in that part of the Derivative Products. Except as expressly stated in this agreement, Developer shall make no copies of any other materials supplied to Developer pursuant to this agreement.

8.0  TERM AND TERMINATION

8.1 TERM - The term of this agreement and the license of the Software granted by Sideware hereunder shall commence on the date first set forth above and shall continue for a period of five (5) years unless terminated as provided in this section 8 or elsewhere in this agreement.

8.2 TERMINATION BY DEVELOPER - Developer may terminate this agreement and the license granted herein on sixty (60) days notice to Sideware.

8.3 SURVIVAL - The following sections herein shall survive any termination of the agreement, sections 2.4, 4.0, 9.1, 9.2, 9.4, 11.0, 12.0, and 13.0.

8.4 TERMINATION UPON DEFAULT - Either party may at its option terminate this agreement upon the default by the other party in observance or compliance with any provision of this agreement (a "Default") and if such Default has not been corrected within the cure period set forth in section 8.8 below, except for any Default by Developer in regards to obligations in relation to the Source Code, in which case this agreement shall at Sideware's option terminate immediately.

8.5 BANKRUPTCY OR INSOLVENCY - In addition to the provisions of section 8.4, it shall constitute a Default if Developer or Sideware ceases to do business, becomes or is declared insolvent or bankrupt, is the subject of any proceedings related to its liquidation or insolvency which is not dismissed within thirty (30) days or makes an assignment for the benefit of its creditors.

8.6 LICENSE TERMINATE - Upon termination of this agreement the license granted by Sideware to Developer hereunder shall terminate, and Developer immediately shall discontinue using the Software. Upon termination each party shall return and make no further use of property, materials and other items (and all copies thereof) belonging to the other party.

8.7 CONVERSION OF SUB-LICENSES - Upon termination of this agreement all Sub-license Agreements of the Derivative Products granted by Developer or its distributors shall convert automatically into licenses running directly from Sideware or Sideware's affiliates, and Sideware or its affiliates shall provide support to End Users provided, however, that Sideware shall not be required to perform any of Developer's other obligations under any Sub-license Agreement as a result of such conversion.

8.8 OPPORTUNITY TO CURE - Upon the occurrence of any Default (except a Default regarding the Source Code), the non-defaulting party may terminate its further obligations under the agreement only by giving written notice of termination specifying the specific nature of the Default. Such party shall continue to perform its obligations pursuant to this agreement for a period of sixty (60) days following delivery of such notice to the other party to enable that party to cure the Default. Failure to cure the Default within such sixty (60) day period shall result in termination without further notice by the non-defaulting party unless such party extends the cure period by written notice.

9.0  INTELLECTUAL PROPERTY RIGHTS

9.1 OWNERSHIP SOFTWARE - Developer acknowledges that all title and intellectual property rights, copyright, moral rights, and patent rights in and to the Software (including but not limited to any images, photographs, animation, video, audio, music, text and "applets" incorporated into the Software) are owned by Sideware or licensed to Sideware by third parties. Nothing in this agreement shall constitute a grant, transfer, or assignment to the Developer of any of the foregoing rights.

9.2 Developer warrants that neither it nor any of its employees will knowingly convert to their own use or to the use of any other party any industrial secrets or trade secrets owned by Sideware or any third party in relation to the Software.

9.3 Developer shall not disclose, and shall keep confidential, all information provided by Sideware or relating to the Software and marked confidential or proprietary. This provision shall not apply to information which (i) is or becomes part of the public domain through no act or omission of Developer,
     (ii) Developer receives from a third party acting without any obligation or restriction of confidentiality in favour of Sideware, (iii) Sideware releases from confidential treatment by written consent, or (iv) Developer is required by any applicable law or court order to disclose.

9.4 Developer acknowledges that Sideware would be irreparably harmed if the Developer breaches its obligations under sections 9.1, 9.2, and 9.3, and would be entitled to injunctive and other equitable relief if such a breach were to occur. Developer will use its best efforts not to effect or permit the removal or alteration of any trade names or marks, warning labels, serial numbers or other similar markings affixed to the Software.

10.0 INFRINGEMENT INDEMNIFICATION

10.1 Sideware will indemnify, defend and hold Developer harmless from any and all damages, liabilities, costs and expenses, including reasonable attorney's fees, (excluding any consequential incidental and punitive damages) arising from any judgment made against Developer, to the extent that such judgment is based on a finding that the Software furnished by Sideware under this agreement infringes any patent, copyright, or trade secret. Sideware shall defend any such suit alleging such infringement which is brought against Developer or any of its customers, and shall pay all reasonable legal costs incurred and satisfy all judgments and decrees against Developer, provided Developer notifies Sideware within ten (10) business days of the date any such claim becomes known to Developer and Developer provides such assistance and co-operation to Sideware as is reasonably requested at Sideware's expense.

10.2 In the event Developer is enjoined from use of the Software furnished by Sideware under this agreement due to a proceeding based upon infringement of any patent, copyright, or trade secret, Sideware shall either (i) promptly render the Software non-infringing and capable of providing services as intended, or (ii) procure for Developer the right to continue using the Software.

10.3 Notwithstanding any other term of this agreement, Sideware shall have no liability to Developer with respect to any claim of infringement which is based on the combination or utilization of Software with equipment, data, or computer programs not supplied by Sideware or the use of Software in a manner for which such Software were not designed, or arising from any alteration or modification of Software.

10.4 The provisions of sections 10.1 to 10.2 constitute the entire liability of Sideware with respect to infringement of patents, copyrights and trade secrets by Software furnished by Sideware pursuant to this agreement. For greater certainty, Sideware shall not be liable to Developer for consequential, incidental and punitive damages, loss or profits or damage to business or business relations resulting from the Software infringing any patents, copyrights and trade secrets.

11.0 WARRANTY

11.1 Sideware warrants that the Software will perform free of material reproducible defects or errors for a period of ninety (90) days from the date of first installation of the Server Component of the Software. Sideware makes no separate warranty to Developer with respect to the Software. Developer acknowledges that End Users and resellers who purchase Derivative Products from Developer will not be entitled to the warranty protection from Sideware. Developer agrees to provide to End Users warranties with respect to the Derivative Products on terms substantially the same as the warranties in the Sub-license Agreement.

11.2 THE WARRANTIES AND COVENANTS SET FORTH ABOVE ARE COMPLETE AND ARE IN LIEU OF ALL OTHER WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS OR IMPLIED BY STATUTE, USAGE, CUSTOM OF THE TRADE OR OTHERWISE. NOTWITHSTANDING ANY OTHER OR

     PRIOR STATEMENT, WRITTEN OR ORAL, SIDEWARE MAKES NO OTHER WARRANTIES REGARDING THE SOFTWARE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SIDEWARE EXPRESSLY DISCLAIMS WARRANTIES OR REPRESENTATIONS OF WORKMANSHIP, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, LACK OF NEGLIGENCE, DURABILITY, ACCURACY OR COMPLETENESS OF RESPONSES, LACK OF VIRUSES, THAT SOFTWARE WILL MEET ANY OF A CUSTOMER'S NEEDS, OR THAT SOFTWARE WILL OPERATE ERROR FREE.

12.0 DAMAGES AND LIABILITY

12.1 TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES AGREE THAT IN NO EVENT SHALL SIDEWARE BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF PROFITS OR CONFIDENTIAL OR OTHER INFORMATION, FOR BUSINESS INTERRUPTION, FOR PERSONAL INJURY, FOR LOSS OF PRIVACY, FOR FAILURE TO MEET ANY DUTY INCLUDING OF GOOD FAITH OR OF REASONABLE CARE, FOR NEGLIGENCE, AND FOR ANY OTHER PECUNIARY OR OTHER LOSS WHATSOEVER) ARISING OUT OF OR IN ANY WAY RELATED TO THE USE OF OR INABILITY TO USE SOFTWARE PROVIDED PURSUANT TO THIS AGREEMENT, EVEN IN THE EVENT OF THE FAULT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF CONTRACT, OR BREACH OF WARRANTY OF SIDEWARE, AND EVEN IF SIDEWARE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL SIDEWARE'S TOTAL LIABILITY, IN DAMAGES OR OTHERWISE, EXCEED THE AMOUNTS ACTUALLY RECEIVED BY SIDEWARE FOR FURNISHING THE SOFTWARE. NO ACTION REGARDLESS OF FORM, ARISING OUT OF OR IN ANY WAY CONNECTED WITH SOFTWARE FURNISHED BY SIDEWARE MAY BE BROUGHT BY DEVELOPER MORE THAN

     2 YEARS AFTER THE CAUSE OF ACTION HAS ACCRUED OR SUCH SHORTER STATUTORY PERIOD AS MAY BE APPLICABLE.

13.0 USE OF SIDEWARE NAME

13.1 During the terms of this agreement, Developer is authorized to use the product names, trade marks, logos and designations used by Sideware for Software in connection with Developer's distribution of Derivative Products in accordance with Sideware policies. Any such use of the trade marks, logos, and designations is subject to the review and approval of Sideware. Upon expiration or termination of this agreement, Developer will cease all display, advertising and use of all Sideware names, trademarks, logos and designations. Developer will not alter, erase or overprint any notice provided by Sideware and will not affix any Sideware names, trade mark, logo or designation to any non-Sideware software.

14.0 FORCE MAJEURE

14.1 Neither Sideware nor Developer shall be deemed to be in default of any provision of this agreement for any failure in performance resulting from acts or events beyond its reasonable control, including acts of nature, acts of civil or military authority, civil disturbance, strikes, fires, or other catastrophes.

15.0 GENERAL

15.1 This agreement shall be governed by the laws of British Columbia, Canada.

15.2 Any consent by a party to, or waiver of, a breach of this agreement by the other party, whether express or implied, shall not constitute a consent to, or waiver of, any different or subsequent breach.

15.3 This agreement is personal to Developer. Neither this agreement nor any rights hereunder may be assigned or transferred by Developer without Sideware's prior written consent.

15.4 This agreement together with the schedules hereto is the exclusive statement of the entire agreement between Sideware and Developer, and supersedes all prior oral or written representations or agreements between the parties, as to the subject matter hereof. Any modification of this agreement must be in writing and signed by both parties. No course of dealing between the parties or usage of trade shall be deemed to effect any such amendment or modification.

15.5 If any provision of this agreement is held invalid, illegal, or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and shall remain in full force and effect.

15.6 All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or telecopied to the addresses or fax numbers (as the case may be) stated on the first page of this agreement, or to such other addresses or fax numbers as may be given in writing by the parties in accordance with this section. Any such notice, request, demand or other communication shall be deemed to have been received, if delivered by hand, on the date of delivery, and if telecopied, on the business day next following the date of transmission.


     IN WITNESS WHEREOF, the parties hereto have executed this agreement on the dates set out below:

SIDEWARE SYSTEMS INC.              SIDEWARE INTERNATIONAL SRL


     "signed"                           "signed"
----------------------------       --------------------------------
Signature                          Signature

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                                       -15-

----------------------------       --------------------------------
Name                               Name



----------------------------       --------------------------------
Date                               Date

                                 LIST OF SCHEDULES
                          to Software Development License

                               dated August 27, 1999

                                      between

                               SIDEWARE SYSTEMS INC.
                                        and
                             SIDEWARE INTERNATIONAL SRL



                      Schedule "A"   Description of Software

                      Schedule "B"   Royalty and Payment Terms

                      Schedule "C"   Quarterly Royalty Report

                                    SCHEDULE "A"

                            DESCRIPTION OF THE SOFTWARE


The Dr. Bean Software Version 2.0 consists of: (a) instructions or statements in machine-readable object code, including the Server Component, the CSR Interface Component, the Server Administration Component, and the CSR Administration Component; (b) all user manuals, handbooks, and other written materials relating to (a) above.

                                    SCHEDULE "B"

                             ROYALTY AND PAYMENT TERMS


1.   ROYALTY RATE

     The parties contemplate that the first Derivative Product will be Dr. Bean Version 3.0. The Royalty fee for all sales of Dr. Bean Version 3.0 by Developer is TEN PERCENT (10%) (the "Royalty Rate") of the Net Gross Revenues earned by Developer.

2.   PAYMENT TERMS

     2.1 The Royalty fee payable to Sideware shall be calculated on a quarterly calendar basis (the "Royalty Period") and shall be paid no later than thirty (30) days after the end of each Royalty Period.

     2.2 Net Gross Revenues for each Derivative Product means the Developer's gross sales (the gross invoice amount billed by the Developer) in respect of the Derivative Product less taxes, shipping charges, quantity trade discounts shown on the invoice and further, less any actual returns.

     2.3 The obligation to pay the Royalty fee shall accrue upon the sale of each copy of the Derivative Product by Developer directly to End Users and to Developer's resellers regardless of the time of collection by the Developer.

     2.4 The Developer's obligations for the payment of the Royalty fee shall survive the expiration or termination of this agreement and will continue for so long as the Developer continues to sell copies of the Derivative Products.

3.   ROYALTY ADJUSTMENT

     3.1 The parties have agreed to establish the Royalty Rate for the Derivative Products at what they believe would be agreed between unrelated parties dealing at arm's length in the same circumstances.

     3.2 If the Minister of National Revenue or his authorized representatives or any similar authority should assess or reassess either or both of the parties on the basis that a Royalty Rate should be different than that established by the parties, then the Royalty Rate shall be deemed to be determined as follows:

          (a) such amount as may be agreed upon by the parties and all of the relevant government tax authorities; or

          (b) in the absence of any agreement pursuant to paragraph (a) above, such amount as may be determined by a court having jurisdiction in the matter (after all appeal rights have been exhausted or all times for appeal have expired without appeals having been filed) to be the Royalty Rate.

     3.3 If at any time after the commencement of this agreement, either of the parties undertakes a transfer pricing study with respect to the Royalty for a Derivative Product and the results of the study indicate that the Royalty should be adjusted to comply with the arm's length requirement for "transactions" between related parties (the "Proposed Adjustments"), the other party may agree to make the Proposed Adjustments or reject the Proposed Adjustments stating its reasons for rejecting the Proposed Adjustments. After considering the other party's reasons for rejecting the Proposed Adjustments, if any, the first party may propose Amended Proposed Adjustments or obtain the opinion of an independent third party expert on the matter. The other party shall:

          (a)  accept the Amended Proposed Adjustments; or

          (b) reach some other agreement on the adjustments to the Royalty within forty-five (45) days of receiving the Amended Proposed Adjustments; or

          (c)  accept the opinion of the third party independent expert.

     3.4 Either party may request on reasonable notice a review and re-negotiation of the Royalty Rate for a Derivative Product. Upon such a request being made, the parties agree to conduct such a review and re-negotiation.

     3.5 Where the Royalty Rate is adjusted pursuant to sections 3.2, 3.3 or 3.4, the parties will make whatever payments or refunds are required to fully implement the terms of the adjustment from the date it is effective.

     3.6 Each of the parties shall bear their own costs with respect to any actions taken by a party under this section 3.

                                    SCHEDULE "C"

                              QUARTERLY ROYALTY REPORT


             For the quarter commencing ____________________, _______,
                          and ending _____________________



1.        Derivative Product licensed, sold and distributed


2.        Net Gross Revenue


3.        Royalty Fee